Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
Approved by Audit and Finance Committee on January 29, 2019
Approved by Board of Directors on January 30, 2019

I.	Introduction
Boston Private Financial Holdings, Inc. (together with its subsidiaries, the “Company”) strives to conduct its business in an ethical manner and in compliance with applicable laws, rules and regulations.
This Code of Business Conduct and Ethics (the “Code”) governs the business decisions made and actions taken by the Company’s directors, officers and employees. The standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for employees, officers and directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the employee’s, officer’s and director’s obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with the Code and applicable laws, rules and regulations, all Company employees, officers and directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.
The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company’s employees, officers and directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. All references in the Code to “employees” should be understood to include all employees, officers and directors of the Company (including its subsidiaries), unless the context requires otherwise.
Finally, this Code is in addition to any other Company policies and/or agreements and is not intended to reduce or limit other obligations that you may have to the Company. In particular, policies that support this Code and relate specifically to matters described herein include, but are not limited to, the following policies:

•	Insider Trading and Disclosure Policy;

•	Reporting Unethical Behavior and Financial and Accounting Concerns (“Whistleblower Policy”); and

•	Internal Investigations Policy and Procedures

II.	Standards of Conduct

A.	Conflicts of Interest
The Company recognizes and respects the right of its employees to engage in outside activities that they may deem proper and desirable, provided that employees fulfill their obligations to act in the best interests of the Company and to avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.
A “conflict of interest” occurs when an employee’s personal interest interferes with the interests of the Company. Conflicts of interest may arise in many situations. They can arise when an employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur whenever an employee or his or her family member receives some improper personal benefit as a result of the employee’s position in the Company. Each individual’s situation is different and in evaluating his or her own situation, an employee will have to consider many factors.
If there are any questions as to whether or not a specific act or situation presents, or appears to present, a conflict of interest, an employee should consult the General Counsel. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the General Counsel, who shall notify the Audit and Finance Committee as he or she deems appropriate. Conflicts of interest involving the General Counsel should be disclosed directly to the Chairman of the Audit and Finance Committee.

B.	Compliance with Laws, Rules and Regulations
The Company is committed to conducting its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No employee shall engage in any unlawful activity, or instruct others to do so.
As an employee conducts the Company’s business, he or she may encounter a variety of legal issues. If employees have questions on specific laws, rules or regulations they should contact the Legal Department.

C.	Fair Dealing
Employees must endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees in all business dealings on behalf of the Company. No employee should take unfair advantage of another person through manipulation, concealment, improper benefit, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing practice.
Whenever the ethical or legal requirements of a situation are unclear, employees should contact their supervisor (if applicable) or the General Counsel.

D.	Protection and Proper Use of Company Assets; Corporate Opportunities
Employees are required to protect the Company’s assets entrusted to them and to protect the Company’s assets in general. Employees shall also take steps to ensure that Company assets are used only for legitimate business purposes consistent with the Company’s guidelines. Loss, theft and misuse of Company assets have a direct impact on the Company’s profitability.
Each employee is further prohibited from (i) diverting to himself or herself or to others any opportunities that are discovered through the use of Company property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and expressly rejected by, the Company, (ii) using Company property or information or his or her position for personal gain, or (iii) competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the General Counsel.
E. Confidentiality
Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential Information” includes all non‑public information that might be of use to competitors or harmful to the Company or its customers if disclosed. “Confidential Information” includes without limitation “Customer Information,” which means any and all information (i) that a customer provides to the Company to obtain a financial product or service, (ii) about a customer resulting from any transaction between the Company and a customer involving a financial product or service, (iii) otherwise obtained about a customer of the Company in connection with providing a financial product or service to that customer, or (iv) contained in any list, description, or other grouping of customers of the Company. Customer Information includes specifically, without limitation, (a) information a customer provides to the Company on an application to obtain a loan, deposit account, credit card, or other financial product or service; (b) account balance information, payment history, overdraft history, or credit or debit card purchase information; (c) the fact that an individual is or has been a customer of the Company or has obtained a financial product or service from the Company; (d) information that the Company or one of its agents or service providers receives about a customer in connection with collecting on a loan or servicing a loan; (e) information about a customer that the Company collects through an Internet “cookie” or similar collecting device from a web server; or (f) information contained in a consumer report.

Employees are required not to disclose or distribute such Confidential Information, except when disclosure is expressly authorized by the Company or required by applicable law, rule or regulation or by an applicable legal proceeding. Confidential Information and Customer Information are the property of the Company and not of employees, and employees shall use such information solely for legitimate Company purposes. Employees will not, without the express consent of the Company, download, burn to compact disc, copy, reproduce, or in any other way appropriate Confidential Information or Customer Information available to them through their access to confidential, proprietary or other private systems of the Company. Upon leaving the Company, employees have a continuing obligation and responsibility to the Company to observe and protect the Company’s Confidential Information including, but not limited to, all Customer Information, and must delete and purge any duplicates of files or documents that may contain such information from any computer or other device that remains in their property after their separation from the Company. Employees must also return to the

Company all Confidential Information of the Company in their possession and shall not use or disclose any Confidential Information at any time without the express written consent of the Company.
If an employee has any questions concerning whether information in his or her possession is confidential, or whether disclosure or other use of information is permissible, he or she should consult the General Counsel.
F. Accuracy of Records; Quality of Public Disclosures
The Company is committed to maintaining the integrity, accuracy and reliability of the Company’s books, records and financial statements. No transaction may be entered into with the intent to document or record it in a deceptive manner, and no false or artificial documentation or book entry is to be made for any transaction. Similarly, all funds, assets, liabilities and transactions must be accurately recorded in the appropriate books and records of the Company.
The Company is committed to providing its shareholders, employees and other interested public and private groups with complete and accurate information about the Company’s financial condition and results of operations in accordance with the securities laws of the United States. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission, and other public communications made by Company, include fair, timely and understandable disclosure. The Company’s senior management shall be primarily responsible for monitoring the Company’s public disclosure.

III.	Compliance Procedures

A.	Administration of Code
The Board of Directors of the Company (the “Board”) shall be responsible for the content of the Code and for periodically reviewing the Code. The Audit and Finance Committee of the Board shall be responsible for proposing any changes to the Code that are deemed necessary or appropriate. The Audit and Finance Committee shall also review the Company’s performance in implementing and monitoring compliance with the Code on a periodic basis. The Code will be administered by the Company’s management, the General Counsel or his or her designee who may perform various ongoing administrative functions in connection with the Code, including responding to questions about the Code and circulating or otherwise communicating updates to the Code. In the event a designee is appointed, employees, officers and directors will be informed of his or her appointment and will be provided information regarding how to contact the designee.

B.	Communication of Policies
A copy of the Code shall be supplied to all employees, officers and directors upon commencement of their association with the Company and shall be acknowledged by all employees on an annual basis. Updates will be provided upon any change to the Code. A copy of the Code is also available to all employees by requesting one from the Human Capital Resources department or by accessing the Company’s website at www.bostonprivate.com in the Investor Relations section under Corporate Governance.

C.	Monitoring Compliance and Disciplinary Action
The Company’s management shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code. The disciplinary measures may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service to the Company, and restitution.
The Company’s management shall periodically report to the Audit and Finance Committee on these compliance efforts including, without limitation, regular reporting of alleged violations of the Code and the actions taken with respect to any such violation. The Audit and Finance Committee shall in turn report to the Board on a regular basis regarding the Company’s compliance efforts.
D.Reporting Concerns/Receiving Advice

(1)	Reporting Illegal or Unethical Behavior
Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations with respect to compliance with the Code, other policies and procedures of the Company, or any applicable government law, rule or regulation. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company. The best starting point for an employee seeking advice on ethics‑related issues or reporting potential violations is with his or her supervisor. If the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her supervisor, the employee should raise the matter with the General Counsel.

Employees should direct any concerns or questions about violations with respect to accounting, internal accounting controls or auditing matters, directly to the Chairman of the Audit and Finance Committee and to the General Counsel.

(2)	Procedures for Submitting Concerns
The Company has established an anonymous employee “hotline” (the “Reporting Line”) for receipt of questions and reports of potential employee violations of the Code. Any employee may communicate with the General Counsel by any of the following methods:

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In writing (which may be done anonymously), addressed to the General Counsel, either by facsimile to (617) 912-4551, by email to ccooper@bostonprivate.com, or by U.S. mail to: Christopher A. Cooper, Acting General Counsel, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, CONFIDENTIAL.

•
By filing an anonymous report online or via telephone. The information provided will be sent to the Chair of the Company’s Audit and Finance Committee and the Company’s General Counsel’s Office by a third party vendor, EthicsPoint, on a totally confidential and anonymous basis. The report made will not accessible through EthicsPoint by any other member of management of the Company, or of any of its subsidiaries.

◦	Online: https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=23693 or www.ethicspoint.com

◦	Telephone: Reporting Line at (877) 243-3144.
Employees must not use this compliance program in bad faith, or in a false or frivolous manner. Further, employees should not use the Reporting Line to report grievances not involving the Code, accounting or financial concerns or other ethics-related issues.

(3)	Confidentiality; Anonymous Reporting
When reporting conduct suspected of violating the Code, the Company prefers that employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation.

•
If an employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

(4)	Policy Against Retaliation
The Company expressly forbids any retaliation against any employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, up to and including termination.

E.	Investigating Violations
In accordance with the Company’s Internal Investigations Policy, the Company’s General Counsel shall develop and maintain a standard procedure for documenting all allegations received, evaluating and investigating the allegation and documenting the conclusions of that process. The Audit and Finance Committee shall receive quarterly, or more frequently as the General Counsel deems appropriate, a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of the Code.

F.	Waivers and Amendments
From time to time, the Company may waive some provisions of this Code. Any employee who believes that a waiver is appropriate should contact the General Counsel or a member of the Audit and Finance Committee. Any waiver of the Code for executive officers or directors of the Company may only be made by an affirmative vote of a majority of the Board or, if permitted, by a committee thereof, and will be disclosed promptly to shareholders as may be required by applicable United States securities laws and/or the rules of NASDAQ. Any waivers of the Code for other employees may only be made by the Company’s Legal Department. All amendments to the Code must be recommended by the Audit and Finance Committee for approval by the Board.